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                                 WHITTED FOREST
                               LIMITED PARTNERSHIP
                            FINANCIAL STATEMENTS WITH
                          INDEPENDENT AUDITORS' REPORT
                     Years Ended December 31, 2004 and 2003
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                                  Costello Hill
                                & Company, L.L.P.
                          Certified Public Accountants

                                    CONTENTS
--------------------------------------------------------------------------------


                                                                           PAGES

INDEPENDENT AUDITORS' REPORT..............................................     1


                              FINANCIAL STATEMENTS

BALANCE SHEETS............................................................     2

STATEMENTS OF OPERATIONS..................................................     3

STATEMENTS OF PARTNERS' EQUITY............................................     4

STATEMENTS OF CASH FLOWS...................................................    5

NOTES TO FINANCIAL STATEMENTS...........................................   6 - 9


                            SUPPLEMENTAL INFORMATION

Schedules of Administrative, Utilities, Maintenance,
   Taxes, Insurance, and Interest Expense ................................    10

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Whitted Forest Limited Partnership
Hillsborough, North Carolina



We have audited the accompanying balance sheets of Whitted Forest Limited Partnership as of December 31, 2004 and 2003, and the related statements of operations, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whitted Forest Limited Partnership as of December 31, 2004 and 2003, and the results of its operations, changes in partners' equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 10 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                     /s/ Costello Hill & Company, LLP
                     ----------------------------------
                        Certified Public Accountants
January 25, 2005

WHITTED FOREST LIMITED PARTNERSHIP
Balance Sheets
December 31, 2004 and 2003
--------------------------------------------------------------------------------

                                     ASSETS
                                                                                    2004                2003
Current Assets                                                                ---------------    ----------------
   Cash                                                                       $        12,319   $         20,788
   Accounts receivable - tenants                                                        1,832              1,523
   Prepaid expenses                                                                     5,704              5,000
                                                                              ----------------   ----------------
               Total Current Assets                                           $        19,855             27,311
                                                                              ----------------   ----------------
Restricted Deposits and Funded Reserves
   Tenants' security deposits                                                  $        9,780    $        10,800
   Real estate tax and insurance escrow                                                 9,028             11,320
   Capital reserve escrow                                                              27,367             29,938
                                                                              ----------------   ----------------

                                                                              $         46,175   $         52,058
Rental Property                                                               ----------------   ----------------
   Buildings                                                                         1,786,607      $   1,786,607
   Furniture and equipment                                                             129,438            129,438
                                                                              ---------------    ----------------
                                                                              $      1,916,045   $      1,916,045
   Less:  Accumulated depreciation                                                     485,003            440,312
                                                                              ----------------   ----------------
                                                                              $      1,431,042   $      1,475,733
   Land                                                                                117,400            117,400
                                                                              ---------------    ----------------
                                                                              $      1,548,442   $      1,593,133
                                                                              ----------------   ----------------
Other Assets
   Mortgage costs, less accumulated amortization
     of $6,818 in 2004 and $6,112 in 2003                                     $          7,308   $          8,014
                                                                              ----------------   ----------------
                                                                              $      1,621,780   $      1,680,516


                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities
   Current maturities of long-term debt                                       $         27,685   $         21,683
   Accounts payable                                                                      2,846              3,453
   Accrued interest payable                                                              8,258              1,599
   Prepaid rental income                                                                     -              1,226
                                                                              -----------------  ----------------
               Total Current Liabilities                                      $         38,789   $         27,961
                                                                              -----------------  ----------------
Deposits and Prepayment Liabilities
   Tenants' security deposits                                                 $          9,780   $         10,800
                                                                              -----------------  ----------------
Long-Term Liabilities
   Mortgages payable                                                          $        930,708   $        951,215
   Less:  Current maturities                                                            27,685             21,683
                                                                              -----------------  ----------------
                                                                              $        903,023   $        929,532
                                                                              -----------------  ----------------
           Total Liabilities                                                  $        951,592   $        968,293
Partners' Equity                                                                       670,188            712,223
                                                                              -----------------  ----------------
                                                                              $      1,621,780   $      1,680,516
                                                                              =================  ================

        The accompanying notes are an integral part of these statements.
                                       2

WHITTED FOREST LIMITED PARTNERSHIP
Statements of Operations
Years Ended December 31, 2004 and 2003

                                                                                      2004              2003
 Revenue                                                                        ----------------   ---------------
   Rents                                                                         $      188,241     $     187,621
   Late fees, deposit forfeitures, etc.                                                   2,045             4,010
   Interest income                                                                          204               351
                                                                                ----------------    --------------
                                                                                 $      190,490     $     191,982

Expenses                                                                        ----------------    --------------
   Administrative                                                                $       26,198     $      20,453
   Utilities                                                                             24,680            22,796
   Management fee                                                                        14,280            14,280
   Maintenance                                                                           56,595            41,452
   Taxes                                                                                  4,493             4,042
   Insurance                                                                             11,812            10,021
   Interest                                                                              49,070            46,897
   Depreciation and amortization                                                         45,397            49,440
                                                                                ----------------     --------------
                                                                                 $      232,525     $     209,381
                                                                                ----------------     --------------
               Net Income (Loss)                                                 $      (42,035)    $     (17,399)
                                                                                ================     ==============

        The accompanying notes are an integral part of these statements.

WHITTED FOREST LIMITED PARTNERSHIP
Statements of Partners' Equity
Years Ended December 31, 2004 and 2003
--------------------------------------------------------------------------------

                                                                                General        Limited
                                                                  Total         Partner        Partner
                                                                ----------     ---------      ----------
Partners' Equity, December 31, 2002                            $  729,622      $ 240,779      $ 488,843

   Net income (loss)                                              (17,399)          (174)       (17,225)
                                                               -----------    -----------     -----------
Partners' Equity, December 31, 2003                            $  712,223      $ 240,605      $ 471,618

   Net income (loss)                                              (42,035)          (420)       (41,615)
                                                               -----------    -----------     ------------
Partners' Equity, December 31, 2004                            $  670,188      $ 240,185      $ 430,003
                                                               ===========     ==========     ============
Profit and Loss Percentages                                          100%             1%            99%
                                                               ===========     ==========     ============

        The accompanying notes are an integral part of these statements.
                                       4

WHITTED FOREST LIMITED PARTNERSHIP
Statements of Cash Flows
Years Ended December 31, 2004 and 2003
--------------------------------------------------------------------------------

                           INCREASE (DECREASE) IN CASH

                                                                                     2004            2003
                                                                                --------------   -------------
Cash Flows from Operating Activities
   Net income (loss)                                                            $    (42,035)   $    (17,399)
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
         Depreciation                                                                 44,691          48,734
         Amortization                                                                    706             706
         (Increase) decrease in accounts
           receivable - tenants                                                         (309)            746
         (Increase) decrease in prepaid expense                                         (704)           (673)
         (Increase) decrease in real estate tax
           and insurance escrow                                                        2,292             549
         Increase (decrease) in accounts
           payable - trade                                                              (607)          1,493
         Increase (decrease) in accrued
           interest payable                                                            6,659          (3,876)
         Increase (decrease) in prepaid
           rental income                                                              (1,226)            799
                                                                                -------------    ------------
               Net cash provided by
                 operating activities                                           $      9,467     $    31,079
                                                                                -------------    ------------
Cash Flows from Investing Activities
   Deposits to reserve for replacements                                         $     (9,722)    $    (9,740)
   Funds released from reserve for replacements                                       12,293           8,878
   Purchase of rental property                                                             -          (5,784)
                                                                                -------------   --------------
               Net cash provided by (used in)
                 investing activities                                           $      2,571     $    (6,646)
                                                                                -------------   ---------------
Cash Flows from Financing Activities
   Principal payments on loans                                                  $    (20,507)    $   (22,046)
                                                                                -------------   ---------------
               Net Increase (Decrease) in Cash                                  $     (8,469)    $     2,387

Cash - Beginning                                                                      20,788          18,401
                                                                                -------------    --------------
Cash-Ending                                                                     $     12,319     $    20,788
                                                                                =============    ==============



                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest                                          $     42,411     $    50,773
                                                                                =============    ==============
The accompanying notes are an integral part of these statements.


WHITTED FOREST LIMITED PARTNERSHIP
Notes to Financial Statements
December 31, 2004 and 2003
--------------------------------------------------------------------------------

NOTE A.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Whitted Forest Limited Partnership was organized in 1990 as a limited partnership to develop, construct, own, maintain and operate a 35-unit rental housing project for persons of low and moderate income. The project is located in Hillsborough, North Carolina and is currently known as Whitted Forest Apartments. The major activities of the partnership are governed by the partnership agreement and loan agreements with Central Carolina Bank and Orange County, North Carolina. Annual distributions to the partners are limited by the partnership and loan agreements to cash flow from operations, computed after the funding of reserves for replacement.

         Basis of Accounting

         The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

         Capitalization and Depreciation

         Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The
         resulting  gains  and  losses  are   reflected  in   the  statement  of
         operations.

         Amortization

         Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

         Income Taxes

         No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

         Rental Income

         Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

         Concentration of Credit Risk

         The partnership maintains its cash in bank deposit accounts at high credit-quality financial institutions. The balances, at times, may exceed federally insured limits.

WHITTED FOREST LIMITED PARTNERSHIP
Notes to Financial Statements
December 31, 2004 and 2003
--------------------------------------------------------------------------------

NOTE A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        (Concluded)

        Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

NOTE B. PARTNERS' CAPITAL CONTRIBUTIONS

        The partnership has one general partner and  one limited partner.  Total
        limited  partner  contributions  in  accordance  with  the   partnership
        agreement are $684,876, all of which have been paid.

NOTE C. LONG-TERM DEBT

        The project is financed by two mortgages. The first mortgage loan in the original amount of $825,000 is with Central Carolina Bank. For the first ten years of its term, this loan is payable in monthly installments of $4,950, including interest at 6%. Beginning in July 2005, the interest rate increases to 8% and the monthly payment increases to $6,056.The remaining principal balance is payable in full in 2014. The second mortgage loan in the original amount of $250,000 is payable to Orange County, North Carolina. For the first five years of the loan, the interest rate was 0% and no payments were required. Beginning in 2000, the loan carries a 1% interest rate and requires annual payments of $8,469. In 2005, the interest rate increases to 3% and the annual payments increase to $11,108. The remaining balance of the loan is payable in full in 2014.

        The partnership and loan agreements require the establishment of a capital reserve account. The reserve is to be funded in annual amounts equal to one-half of one percent of the first mortgage loan. The reserve has been properly funded since the closing of the mortgage loan.

        Both mortgage loans are non recourse, secured by deeds of trust on the real estate. Each loan contains restrictions as to tenant eligibility and continuing qualification for low-income housing tax credits.

        Maturities of long-term debt over the next five years are as follows:
        2005                                            $  27,685
        2006                                               36,203
        2007                                               38,321
        2008                                               40,568
        2009                                               42,952

WHITTED FOREST LIMITED PARTNERSHIP
Notes to Financial Statements
December 31, 2004 and 2003
--------------------------------------------------------------------------------

NOTE D.  TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

         Management Fee

         In accordance with the partnership agreement, the partnership paid MGT, Inc., anaffiliate of the general partner, a management fee of $14,280 in 2004 and 2003 for services rendered in connection with the leasing and operation of the project.

         Amounts Due to Related Parties

         Amounts due to related parties at December 31, 2004 and 2003 consist of the following:

                                                                                    2004             2003
                                                                                -------------    ------------
         MGT, Inc., an affiliate of the general
         partner, for management fees and other
         expenses                                                               $          -     $      2,089
                                                                                =============    ============

NOTE E.  PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

         All profits and losses are allocated 1% to the general partner and 99% to the limited partner.

         Cash flow from operations is defined in the partnership agreement as the sum of all cash receipts less cash disbursements for operating expenses, capital reserve funding, debt payments, and capital expenditures to the extent not paid from borrowing or reserves.

         Cash flow from operations is distributable annually, with 33% to the investor limited partner, 27% to the general partner, and 40% to the project developer.

         Gain, if any, from a sale or refinancing is allocable as follows:

         1. To all partners having negative balances in their capital accounts prior to the distribution of any sale or refinancing proceeds, an amount of such gain to increase their negative balance to zero;

         2. To the limited partner in an amount sufficient to increase its capital account to an amount equal to its capital contribution;

         3. The remainder of such gain, if any, 99% to the limited investor partner and 1% to the general partner.

             Loss from a sale or refinancing is allocable first to offset any positive capital account balances, then 99% to the limited investor partner and 1% to the general partner.

WHITTED FOREST LIMITED PARTNERSHIP
Notes to Financial Statements
December 31, 2004 and 2003
--------------------------------------------------------------------------------

NOTE F.  TAXABLE INCOME (LOSS)

         A reconciliation of financial statement net earnings (loss) to taxable income (loss) of the partnership is as follows:

                                                                                     2004            2003
                                                                                -------------   ------------
         Financial statement net earnings (loss)                               $    (42,035)   $    (17,399)

         Adjustments
           Excess of depreciation for income tax
           purposes over financial reporting purposes                               (23,332)        (21,849)
                                                                                -------------   ------------
                    Taxable Income (Loss)
                    as Shown on Tax Return                                     $    (65,367)   $    (39,248)
                                                                                -------------   ------------

                            SUPPLEMENTAL INFORMATION

WHITTED FOREST LIMITED PARTNERSHIP
Schedules of Administrative, Utilities, Maintenance, Taxes, Insurance, and
  Interest Expense
Years Ended December 31, 2004 and 2003
--------------------------------------------------------------------------------

                                                                                     2004             2003
Administrative Expense                                                          --------------   -------------
   Manager salaries                                                            $     14,551     $     12,960
   Auditing                                                                           4,140            3,942
   Telephone                                                                          2,188            1,835
   Office supplies                                                                    5,299            1,477
   Advertising                                                                           20              239
                                                                                --------------   -------------
                                                                               $     26,198     $     20,453
                                                                                ==============   =============
Utilities
   Electricity                                                                 $      8,394     $      7,346
   Water                                                                             16,286           15,450
                                                                                --------------   -------------
                                                                               $     24,680     $     22,796
                                                                                ==============   =============
Maintenance Expenses
   Grounds contract                                                            $      6,569     $      6,627
   Repairs contract                                                                  28,352           18,474
   Garbage and trash                                                                  3,500            3,477
   Maintenance supplies                                                               7,499            5,624
   Janitor/cleaning                                                                   7,915            7,250
   Carpet and appliances                                                              2,760                -
                                                                                --------------   -------------
                                                                               $     56,595     $     41,452
                                                                                ==============   =============
Taxes
   Payroll taxes                                                               $      4,493     $      4,042
                                                                                ==============   =============
Insurance Expense
   Property insurance                                                          $      9,075     $      8,248
   Employee health                                                                    2,737            1,773
                                                                                --------------   -------------

                                                                               $     11,812     $     10,021
                                                                                ==============   =============
Interest Expense
  Interest on mortgage                                                         $     49,070     $     46,897
                                                                                ==============   =============


        The accompanying notes are an integral part of these statements.
                                       10